Exhibit 99

Information Regarding Joint Filer

Name:  MGG Midstream Holdings GP, LLC

Address: One Williams Center

  Tulsa, OK  74172

Designated Filer: MGG Midstream Holdings, L.P.

Issuer & Ticker Symbol: Magellan Midstream Holdings, L.P. (MGG)

Date of Event Requiring Statement: December 4, 2008

Signature of Joint Filer

MGG Midstream Holdings GP, LLC

By: ________________________________

Name: John D. Chandler

Title:   VP, CFO & Treasurer

Date:  December 4, 2008